Exhibit 99.2

Select Company Information Project Secure

[ 1 ] I. Company Overview 2 II. Business Plan Overview 10 III. Supplemental Information 14 Table of Contents

I. Company Overview

Introduction to Monitronics

Monitronics is a leading security monitoring and home automation provider

- **Top 3 residential security provider** with approximately 920K security and home automation subscribers
- **Nationally recognized brand**, closely identified with safety and security
- Market is characterized by **consistent growth, with stability** through recessions
- **High quality, national subscriber base** across all 50 states, Puerto Rico and Canada; average credit score of 720+
- **Multiple attractive channels to market:** leading independent dealer network, direct channel, rapidly developing DIY platform, and valuable strategic tech partnerships
- Expanding presence in **home automation, life safety and advanced security monitoring**; 90%+ of new customers purchase interactive or home automation services
- Extensive **suite of new technologies and services** to meet customers' evolving demands
- **#1 Company in J.D. Power's Home Security Satisfaction Report** for 2 of the last 3 years

KEY STATISTICS

~$540mm	Revenue
~$42mm	RMR
~920K	Subscribers
~60%	Pre-SAC EBITDA Margin
~25%	UFCF Margin

SERVICE SNAPSHOT

Security	Sensors & Devices	Home Automation
Cameras, Alarm Panels, Doorbells	Smoke and Carbon Monoxide Detectors, Sensors	Wireless Locks, Thermostats



Cameras | Alarm Panels | Doorbells | Smoke and Carbon Monoxide Detectors | Sensors | Wireless Locks | Thermostats





UL Listed, Five Diamond Central Monitoring Station with Back-up Capabilities

[3]

Monitronics Offers a Fully Connected Home Experience Broad suite of interactive / connected home products and services COMPATIBLE WITH MULTIPLE PRODUCT SUITES COMPREHENSIVE CONNECTED HOME OFFERING [ 4 ]

Management Team

	**Jeff Gardner** *President & CEO*	▪ 25+ years of expertise in operations management, strategic development, finance, accounting and financial reporting ▪ Prior to joining Monitronics, Jeff was the President and CEO of Windstream for 9 years and then Alltel CFO for 7 years
	**Fred Graffam** *CFO*	▪ 25+ years of financial management experience in the technology and telecom industries with a particular focus on accounting, FP&A, investor relations and M&A ▪ Prior to joining Monitronics, Fred served for 4 years as the SVP of Finance, Investor Relations and Corporate Development for DigitalGlobe and spent 17 years with Comcast Corporation in various finance and operations roles
	**Cindy Nash** *COO*	▪ 25+ years of experience in the technology sector ▪ Prior to Monitronics, Cindy was the EVP & CIO of Windstream
	**Chris Nein** *Chief Sales Officer*	▪ Joined Monitronics in 2017; 10+ years of dealer sales leadership experience in the technology / business services industry ▪ Prior to joining Monitronics, Chris was the President of West Region Enterprise Sales at Windstream
	**Jason Chancellor** *CIO*	▪ Joined Monitronics in 2016; 15+ years of enterprise IT experience ▪ Prior to joining Monitronics, Jason served as an IT executive for CBRE for 4 years and led IT organizations at other Fortune 500 companies
	**Jay Autrey** *CCO*	▪ 20+ years of leadership in customer service with extensive knowledge in customer experience optimization and analytics ▪ Prior to Monitronics, Jay was the Group Director for Customer Care of ADT ▪ Prior to ADT, Jay was the VP of Customer Operations for Monitronics
	**Chris Johnson** *Chief Strategy Officer*	▪ Co-Founded LiveWatch where he served as President of a team that grew RMR by $2M, through digital lead generation and delivery innovations ▪ Executive leader with 20 years of experience in strategy, negotiations, sales and marketing, and technology innovation
	**Kelly Harris** *CPO*	▪ Previously Director of Human Resources and Lead HR Business Partner at ADT ▪ Prior to ADT, Kelly held various human resource related positions at JCPenney over a 25 year tenure
	**David Verret** *CAO*	▪ Joined Monitronics in 2011; 15+ years of experience in accounting and treasury

[5]

Large and Geographically Diverse Customer Base LEADING, NATIONAL PLAYER1 MONITRONICS SUBSCRIBER COVERAGE National Regional (000s of subscribers) National platform with customers from all 50 states, Puerto Rico and Canada ~94% of subscribers are residential homeowners (remainder are small commercial accounts) Focus on homeowners vs. renters, as renters relocate more frequently than owners Nest offering well positioned for the rental market 1. Security Dealer Magazine 2018 SDM 100 Report; Monitronics subscriber number from Company >10k Subs >5k Subs >1k Subs <1k Subs [ 6 ] 7,200 1,293 922 328 287 215 213 182 172

Customer Base Overview SUBSCRIBERS BY GEOGRAPHY SUBSCRIBERS BY CHANNEL SUBSCRIBERS BY CONTRACT LENGTH2 SUBSCRIBERS BY CREDIT SCORE Approximately 70% of customers are out of initial contract at the end of 2018, trending to 50% by the end of 2023 Note: As of 12/31/2018, unless otherwise noted; Direct channel includes Nest 1. For the year ended 12/31/2018 2. Monitronics standard contract length recently shifted to 36 month standard across Dealer and DTC channels SUBSCRIBER ADDITIONS BY CHANNEL1 SUBSCRIBERS BY PAYMENT TYPE [ 7 ] TX 16% CA 12% AZ 6% FL 6% GA 4% TN 4% NC 4% SC 3% PR 3% Other 42% Dealer 90% Direct 10% <12 Months 8% 13 - 36 Months 59% 37 - 50 Months 4% 50+ Months 28% >750 41% 700 - 749 22% 675 - 699 11% 650 - 674 11% 600 - 649 14% <600 1% ACH 52% Credit Card 27% Invoice 21% Dealer 66% Direct 34%

Strategic Positioning

CHANNEL STRATEGY AND POSITIONING VS. KEY COMPETITORS

	MONI SMART SECURITY	ADT	vivint.	Comcast xfinity	**Other Traditional Players** *(e.g. Alert 360, Guardian, My Alarm Center, Vector Security)*	**New DIY-Focused Players** *(e.g. Canary, Frontpoint, Protect America, Simplisafe)*
Subscribers (MM)	~0.9	~7.2	~1.3 (A)	~1.3	<0.4	<0.4
Footprint	National	National	National	Regional by Market	Regional	Regional
Monitoring Centers	Own	Own	Own	3rd Party/Own	3rd Party/Own	3rd Party
Field Service Capabilities	✓	✓	✓	✓	Some	✗
Direct Channel	✓ (B)	✓	✓	✓	✓	✓
Established DIY Channel	✓	✗	✗	✗	✗	✓
Key DIY Partnerships	nest	SAMSUNG	✗	✗	✗	N/A
Dealer Channel	✓	✓ (C)	✗	✗	Some	✗

A Only scale players with a national footprint

B Only player with 3 established channels to market

C 80% of dealer market

[8]

Source: Company data and Security Dealer Magazine 2018 SDM 100 Report

Comprehensive Go-To-Market Strategy Spanning Dealers, Direct Sales/DTC, DIY and Nest Partnership Direct - Nest Direct – DIY Dealer Monitronics is the only national home security and automation player with three established go-to-market strategies Leading network of dealers with strong recent performance Growing direct sales presence, including significant e-commerce opportunity Exclusive monitoring partnership with Nest / Google that offers the easiest to install DIY product Customers across all three channels are supported by Monitronics industry-leading monitoring capabilities and award winning customer service The growth of Monitronics direct channel will be driven by: Strong recognition of the brand name Monitronics licenses Incremental marketing spend (see slide 14 for more details) Increased customer flexibility in equipment selection with DIY and professional installation options, made possible by the innovative GreenSky financing arrangement (see slide 15 for more details) UL Listed, Five Diamond Central Monitoring Station with Back-up Capabilities #1 Company in J.D. Power’s Home Security Satisfaction Report Dealer Direct - DIY Direct - Nest [ 9 ]

II. Business Plan Overview

Overview of Business Plan Source: Company Management Note: 2019E – 2023E represents Management’s Business Plan in an Unconstrained Capital Structure Scenario Includes impact of ASC 606 adjustments Only includes spend occurring in 2019E – 2023E. Expenses related to GreenSky Retention Initiatives are a component of Pre-SAC Adjusted Opex, approximately $15 million in revenue is associated with these retention initiatives Only includes spend occurring in 2019E – 2023E Expenses related to Customer Retention Initiatives are a component of Pre-SAC Adjusted Opex, see slide 13 for more detail The Company’s cost savings initiative includes projected savings from procurement, ADC, outsourcing, amongst other key initiatives 2019 Unlevered FCF includes $12mm of TCPA and financing adjustments [ 11 ] ($ in millions, except per unit) 2019E 2020E 2021E 2022E 2023E Pre-SAC Revenue 1 $511.6 $507.7 $518.9 $549.0 $585.3 Total Revenue (GAAP) $533.1 $551.8 $591.0 $635.2 $676.5 Pre-SAC Adjusted Opex ($200.7) ($194.3) ($194.2) ($198.7) ($203.9) Memo: GreenSky Retention Initiative 2 (7.6) (7.6) (7.6) (7.6) (7.6) Customer Retention Initiative 3 (2.5) (9.9) (9.3) (8.7) (8.1) Cost Savings Initiative 4 - 9.0 15.0 21.0 27.0 Adjusted EBITDA $277.7 $264.2 $249.3 $264.4 $294.9 Pre-SAC Adjusted EBITDA $311.0 $313.4 $324.7 $350.4 $381.4 % Margin 60.8% 61.7% 62.6% 63.8% 65.2% Memo: Capex (17.9) (11.9) (11.9) (11.9) (11.9) Account Creation (Cash Cost) (177.5) (212.2) (255.9) (279.6) (288.6) Adj. Unlevered Free Cash Flow 5 $111.9 $84.3 $58.1 $59.2 $79.4 Operational KPIs EOP Accounts 878.7 888.8 939.3 1,004.0 1,068.0 Period New Subs - Dealer 65.8 73.5 79.7 84.4 87.1 Period New Subs - Bulk 3.4 3.4 3.4 3.4 3.4 Period New Subs - Direct (Including Nest) 33.1 61.0 93.9 108.9 112.9 EOP RMR - Total $39.5 $39.7 $41.6 $44.2 $47.0 EOP RMR - Dealer 36.0 34.7 34.2 34.1 34.5 EOP RMR - Direct (including Nest) 3.6 5.0 7.4 10.0 12.5 EOP ARPU $44.99 $44.65 $44.25 $44.02 $44.04 Unit Attrition 16.3% 14.5% 13.9% 13.6% 13.5% RMR Attrition 17.3% 15.5% 14.9% 14.6% 14.3% Creation Multiple 34.5x 32.1x 31.0x 30.2x 29.4x Covenant Calcs Adj. EBITDA (Pre-ASC 606 Accounting) $285.6 $271.4 $257.9 $271.9 $300.0 Proforma Adjustment (Dealer) 17.5 19.6 21.5 23.2 24.5 Creation Cost Adjustment (Direct) 34.4 51.0 78.2 89.8 91.6 Origination Cost Adjustment (Dealer) 4.8 4.8 4.8 4.8 4.8 Covenant Adjusted EBITDA $342.3 $346.7 $362.3 $389.6 $420.9 EOP RMR $39.5 $39.7 $41.6 $44.2 $47.0 Ineligible RMR (>90 days past due) (0.4) (0.4) (0.4) (0.4) (0.4) Covenant RMR $39.2 $39.3 $41.2 $43.8 $46.6

Overview of Business Plan (Cont’d) Source: Company Management Note: 2019E – 2023E represents Management’s Business Plan in an Unconstrained Capital Structure Scenario BRIDGE FROM PRE-SAC ADJ. EBITDA TO ADJ. UNLEVERED FREE CASH FLOW [ 12 ] ($ in millions) 2019E 2020E 2021E 2022E 2023E Pre-SAC Adj EBITDA $311.0 $313.4 $324.7 $350.4 $381.4 ASC 606, net 3.7 3.8 5.9 5.4 3.9 Account Creation (177.5) (212.2) (255.9) (279.6) (288.6) EBITDA Cash Adjustments (17.7) - - - - Taxes (3.1) (3.3) (3.2) (3.3) (3.5) Capex (17.9) (11.9) (11.9) (11.9) (11.9) Other Changes in Assets & Liabilities 1.5 (5.6) (1.5) (1.8) (1.9) Unadj. Unlevered Free Cash Flow $99.9 $84.3 $58.1 $59.2 $79.4 TCPA Adjustment (3.0) - - - - Financing & Other Adjustment 15.0 - - - - Adj. Unlevered Free Cash Flow $111.9 $84.3 $58.1 $59.2 $79.4

Historical and Projected Capex Overview Source: Company Management 1. Total one-time cash spend for the Automation Initiative is $8.0 million, of which ~$2.0 million is operating expense spend; Automation Initiative expected to yield ~$330K of monthly savings into perpetuity, beginning in October 2019 (implying a 24 month payback period) 2019 CAPEX OVERVIEW - $17.9 MILLION 2019 BUSINESS FUNCTIONALITY BREAKOUT ($ in thousands) Moelis note: Source: see 2019 budget overview page 29. Appendix pages 44 – 48 have more information on capex spend if requested HISTORICAL AND PROJECTED CAPEX ($ in millions) [ 13 ] ($ in thousands) Digital Customer Transformation $1,550 Single System Billing 150 Sales / Fulfillment Initiatives 800 GreenSky Add Ons 1,170 New Business Developments 500 Product Strategy Enhancements 250 Other Business Projects 2,700 Total $7,120 $7,120 $6,000 $2,465 $1,025 $650 $450 $200 Business Functionality Automation Investment Required IT Upgrades Laptops and Microsoft Licensing IT Security IT Enhancements Facility Investments 1 $14.0 $15.2 $17.9 $11.9 $11.9 $11.9 $11.9 2017A 2018A 2019E 2020E 2021E 2022E 2023E

III. Supplemental Information

Attrition Breakdown Unit Attrition is calculated as LTM Cancellations / LTM Average Subscriber Base Aside from market factors, attrition is affected by the structure of the subscriber base, mainly: Proportion of subscribers coming to term (Numerator impact) Generally vintages (subscribers generated in a calendar year) cancel at an elevated rate for a period following contract expiration Larger vintages from 2011 through 2015 have been driving up cancellations as these vintages’ contracts have come to term in 2014-2018 Pre-2019, mainly 3 and 5-year contracts were sold through the Dealer channel (see and on slide 11) Starting 2019, 3 year contracts are the standard across Dealer and Direct to consumer (ex Nest) channels Population trend (Denominator Impact) Growth of the subscriber base has a positive impact on attrition, and vice versa A relative decline in new account production in 2016-2018, combined with higher cancellations from older vintages coming to term resulted in a declining population and therefor increasing attrition rate over the same period It takes 12 months for a vintage to fully impact the denominator (see on slide 10) 3 5 [ 15 ]

Attrition Illustration – Bulk Groups A substantial portion of the 2012/2013 vintages was driven by two large purchases Pinnacle Bulk in December 2012 (113k accounts) Security Networks Acquisition in August 2013 (204k accounts) 12 months later ( August 2014) the two are fully reflected in the denominator, driving a sizeable increase, largely dampening the effect on attrition from increased cancellations As those populations came to term in 2015-2018 and the subscriber base started declining, it amplified the effect of cancellations on attrition First 12 months of vintages appear slim as they include less than 12 months of data and dealer accounts are in the guarantee period Pinnacle and Security Networks populations not forecasted separately Subscriber base growth largely driven by Pinnacle & SN First 12 months of vintages appear slim as they include less than 12 months of data and dealer accounts are in the guarantee period Source: Company Management Note: Forecasted reduction in cancellations and related improvement in attrition contingent on retention spend illustrated on slide 11 COMMENTARY Attrition Numerator [ 16 ] Core Population SN Acquisition Pinnacle Bulk Buy 12.2% Unit Attrition 12.3% 12.9% 13.6% 15.1% 15.7% 17.1% 16.3% 14.5% 13.9% 13.6% 13.5% Attrition Denominator - 100,000 200,000 300,000 400,000 500,000 600,000 700,000 800,000 900,000 1,000,000 1,100,000 - 20,000 40,000 60,000 80,000 100,000 120,000 140,000 160,000 180,000 200,000 220,000 Dec-12 Apr-13 Aug-13 Dec-13 Apr-14 Aug-14 Dec-14 Apr-15 Aug-15 Dec-15 Apr-16 Aug-16 Dec-16 Apr-17 Aug-17 Dec-17 Apr-18 Aug-18 Dec-18 Apr-19 Aug-19 Dec-19 Apr-20 Aug-20 Dec-20 Apr-21 Aug-21 Dec-21 Apr-22 Aug-22 Dec-22 Apr-23 Aug-23 Dec-23 LTM Avg Subscriber Base (Denominator) LTM Cancels (Numerator)

Attrition Illustration – Annual Vintages As the historically larger vintages (2011-2013) came to term in 2014-2018, total cancellations increased while the denominator continued to decline Pre-2019 vintages primarily had two contract lengths, 3 and 5-year Example of and year contracts coming to term, two distinct periods of elevated cancellations First 12 months of vintages appear slim as they include less than 12 months of data and dealer accounts are in the guarantee period The vertical height of a vintage at any point in time indicates the number of LTM Cancels from that vintage COMMENTARY 3 5 3 3 3 5 5 Attrition Numerator First 12 months of vintages appear slim as they include less than 12 months of data and dealer accounts are in the guarantee period Source: Company Management Note: Forecasted reduction in cancellations and related improvement in attrition contingent on retention spend illustrated on slide 11 [ 17 ] Pre - 2008 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 12.2% Unit Attrition 12.3% 12.9% 13.6% 15.1% 15.7% 17.1% 16.3% 14.5% 13.9% 13.6% 13.5% Attrition Denominator - 100,000 200,000 300,000 400,000 500,000 600,000 700,000 800,000 900,000 1,000,000 1,100,000 - 20,000 40,000 60,000 80,000 100,000 120,000 140,000 160,000 180,000 200,000 220,000 Dec-12 Apr-13 Aug-13 Dec-13 Apr-14 Aug-14 Dec-14 Apr-15 Aug-15 Dec-15 Apr-16 Aug-16 Dec-16 Apr-17 Aug-17 Dec-17 Apr-18 Aug-18 Dec-18 Apr-19 Aug-19 Dec-19 Apr-20 Aug-20 Dec-20 Apr-21 Aug-21 Dec-21 Apr-22 Aug-22 Dec-22 Apr-23 Aug-23 Dec-23 LTM Avg Subscriber Base (Denominator) LTM Cancels (Numerator)

Overview of Customer Retention Initiatives MONTHS TO PAYBACK ILLUSTRATIVE ECONOMICS Monitronics has completed a detailed analysis of its subscriber base and has determined high-risk accounts Monitronics utilizes its At Risk Team (ART) to target customers with a high propensity to churn and proactively tries to win them back As retention spend increases, there are diminishing marginal returns as the pool of high-risk accounts shrinks Retention initiatives can take a number of forms including new equipment for consumers’ homes or promotional pricing Once a customer signs a new contract, their behavior mirrors a new subscriber in terms of expected attrition Source: Company Management 1. Assumes $45 ARPU [ 18 ] ($ and Accounts in 000's) 2019 2020 2021 2022 2023 Annual Cost $2,500 $9,850 $9,250 $8,650 $8,050 Total Saves 4.2 15.7 13.8 12.1 10.6 Average Cost per Save $600 $628 $673 $718 $763 Implied Multiple of RMR 1 13.3x 13.9x 14.9x 15.9x 16.9x Months to Payback 17.8 18.6 19.9 21.3 22.6

Attrition Curve [ 19 ]

Incremental Marketing Spend in the DTC Channel ILLUST. IMPACT OF $1MM INCREMENTAL MARKETING SPEND COMMENTARY Incremental marketing spend lowers DTC creation multiple due to fixed cost leverage Last dollars spent on DTC marketing are most efficient due to fixed cost absorption Direct creation multiple expected to contract from 50x+ in 2018 to ~25x in 2023, as a result of operating leverage Historical DTC creation multiples inflated due to constrained marketing budget 2019 marketing spend (excluding the $4.2 million attributable to the marketing initiative) expected to be approximately $16.7 million INCREMENTAL MARKETING SPEND AS A COMPONENT OF DTC CREATION COSTS Source: Company Management [ 20 ] Incremental Marketing Spend ($000s) $1,000.0 Leads Generated (000s) 12.0 Lead to Sale Conversion 13% Sale to Activation Conversion 90% Implied Number of Leads Activated (000s) 1.4 Average RMR per Lead $35.00 Implied RMR Activated ($000s) $50.5 Implied Creation Multiple 19.8x $30.8 $41.5 $64.6 $76.0 $76.6 $4.0 $10.9 $17.1 $18.0 $18.0 $0.2 $2.0 $3.3 $3.8 $4.1 $35.0 $54.3 $85.1 $97.8 $98.6 2019E 2020E 2021E 2022E 2023E DTC Creation Costs (Pre Initiative) Incr. Marketing Costs Incr. Personnel / Other Costs

GreenSky Consumer Financing Information

OVERVIEW

- Consumers can choose to either purchase their equipment upfront or use GreenSky consumer financing to pay off their equipment over a 36 month contract term
- GreenSky option increases consumer choice and allows for customizable equipment options
  - 0% APR financing
- Direct channel offers both DIY and professional installation
  - Balance between increased functionality / complexity and simplified wireless setup
  - Focus on Nest offering moving forward will drive DIY installations, given simple set-up process

EXCLUDING CONSUMER FINANCING



Point of Sale
MONI
SMART SECURITY
Security / Automation Equipment
Upfront Payment
Direct Customer
Monthly
MONI
SMART SECURITY
Monitoring & Customer Service
$ Monthly Payment
Direct Customer

INCLUDING CONSUMER FINANCING



Point of Sale
MONI
SMART SECURITY
Security/Automation Equipment
[ ]% of Equipment Price
[ ]% of Equipment Price
Direct Customer
GreenSky
Monthly
MONI
SMART SECURITY
$ Monthly Monitoring Payment
Monitoring and Customer Service
$ Monthly Equipment Payment
Direct Customer
GreenSky

[21]

Subs Remaining: Illustrative Dealer Subscriber Economics Source: Company Management Note: Account balances are as of year end, cash flows are calculated applying attrition on a monthly basis Long-run target Fall-through margin is the revenue less the incremental cost of servicing one additional account Unlevered Pre-Tax IRR Assumptions: RMR per subscriber $50.00 Creation Multiple(1) 32.0x Holdback 8.0% Subscriber Fall-Through Margin(2) 75% Year 10 Exit Multiple 32.0x Illustrative Subscriber IRR ~17-18% [ 22 ] $450 $443 $412 $300 $235 $196 $166 $143 $126 $111 $(1,472) $(128) $372 $600 $571 $531 $387 $304 $252 $214 $185 $167 $483 $(2,000) $(1,500) $(1,000) $(500) $- $500 $1,000 Year 0 Year 1 Year 2 Year 3 Year 4 Year 5 Year 6 Year 7 Year 8 Year 9 Year 10 Adj. EBITDA Revenue Acquisition Cost /Terminal Value $(5,000) $- $5,000 1,000 999 960 830 588 478 402 343 299 263 232 $146 $124 $104 $81 $63 $53 $45 $39 $34 $30 $(438) $ - $78 $275 $233 $197 $153 $118 $99 $85 $74 $64 $108 $(500) $(400) $(300) $(200) $(100) $- $100 $200 $300 $400 Year 0 Year 1 Year 2 Year 3 Year 4 Year 5 Year 6 Year 7 Year 8 Year 9 Year 10 Adj. EBITDA Revenue Acquisition Cost /Terminal Value

Illustrative Direct Subscriber Economics Source: Company Management Note: Account balances are as of year end, cash flows are calculated applying attrition on a monthly basis Targeted average creation multiple at scale with brand name that Monitronics licenses Fall-through margin is the revenue less the incremental cost of servicing one additional account Unlevered Pre-Tax IRR Assumptions: RMR per subscriber $35.00 Creation Multiple(1) 26.0x Holdback NA Subscriber Fall-Through Margin(2) 66% Year 10 Exit Multiple 26.0x Illustrative Subscriber IRR ~17-18% Subs Remaining: [ 23 ] $269 $252 $234 $171 $130 $105 $87 $73 $62 $53 $(910) $165 $409 $383 $356 $260 $197 $159 $132 $111 $94 $218 $(1,000) $(800) $(600) $(400) $(200) $- $200 $400 $600 Year 0 Year 1 Year 2 Year 3 Year 4 Year 5 Year 6 Year 7 Year 8 Year 9 Year 10 Adj. EBITDA Revenue Acquisition Cost /Terminal Value $(2,000) $- $2,000 1,000 935 890 809 536 424 347 289 243 208 181 $146 $124 $104 $81 $63 $53 $45 $39 $34 $30 $(438) $ - $78 $275 $233 $197 $153 $118 $99 $85 $74 $64 $108 $(500) $(400) $(300) $(200) $(100) $- $100 $200 $300 $400 Year 0 Year 1 Year 2 Year 3 Year 4 Year 5 Year 6 Year 7 Year 8 Year 9 Year 10 Adj. EBITDA Revenue Acquisition Cost /Terminal Value

Historical and Projected Marketing Spend ALLOCATION OF HISTORICAL AND PROJECTED MARKETING SPEND Source: Company Management [ 24 ] 2018A 2019E Q1 Q2 Q3 Q4 FY Q1 Q2 Q3 Q4 FY Digital 74.0% 78.8% 90.1% 84.9% 82.1% 80.0% 80.9% 81.6% 79.4% 80.5% Affiliates 5.1% 3.6% 3.4% 7.0% 4.5% 11.4% 6.1% 5.6% 5.3% 6.6% TV/Radio 12.2% 8.8% (3.2%) 1.5% 4.7% 0.0% 5.2% 4.9% 7.2% 4.9% Promotional 3.5% 0.1% 0.8% 0.0% 1.1% 1.1% 0.7% 0.6% 0.6% 0.7% Non-Working 4.4% 5.6% 5.8% 3.7% 5.0% 7.1% 5.8% 5.7% 5.9% 6.0% All Other 0.9% 3.2% 3.1% 2.9% 2.5% 0.4% 1.3% 1.6% 1.6% 1.3% Total 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0%

Historical Saves per Call Data HISTORICAL SAVES PER CALL DATA Source: Company Management Over the last 2 years, the Company has maintained at least a 30% saves-to-call ratio [ 25 ] 40% 40% 46% 45% 42% 44% 43% 45% 42% 42% 40% 38% 36% 40% 42% 44% 44% 46% 44% 47% 39% 39% 30% 30% 33% Saves per Call